Exhibit 21.1

SUBSIDIARIES OF BOX, INC.

Name of Subsidiary	Jurisdiction of Organization
Box Intl Holdings Ltd	United Kingdom
Box Intl Technology Ltd	United Kingdom
Box.com (UK) Ltd	United Kingdom